Exhibit 10.12.3

EHEALTH, INC.

MANAGEMENT RETENTION AGREEMENT

This Management Retention Agreement (the “Agreement”) is made and entered into by and between Bruce A. Telkamp (the “Executive”) and eHealth, Inc. (the “Company”), effective as of the date last signed below.

RECITALS

1. It is possible that the Company may from time to time receive acquisition proposals by other companies. The Compensation Committee of the Board of Directors of the Company (the “Committee”) recognizes that consideration of any such proposals can be a distraction to the Executive and can cause the Executive to consider alternative employment opportunities. The Committee has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined herein) of the Company.

2. The Committee believes that it is in the best interests of the Company and its stockholders to provide the Executive with an incentive to continue his or her employment and to motivate the Executive to maximize the value of the Company upon a Change of Control for the benefit of its stockholders.

3. The Committee believes that it is imperative to provide the Executive with certain severance benefits upon certain terminations of employment relating to a Change of Control. These benefits will provide the Executive with enhanced financial security and incentive and encouragement to remain with the Company.

4. Certain capitalized terms used in the Agreement are defined in Section 5 below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1. Term of Agreement. This Agreement shall terminate upon the date that all of the obligations of the parties hereto with respect to this Agreement have been satisfied.

2. At-Will Employment. The Company and the Executive acknowledge that the Executive’s employment is and shall continue to be at-will, as defined under applicable law.

3. Severance Benefits.

(a) Involuntary Termination Other than for Cause or Voluntary Termination for Good Reason During the Change of Control Period. If within the period beginning on the date of a Change of Control and ending twelve (12) months later (the “Change of Control Period”) (i) the Executive terminates his or her employment with the Company (or any parent or subsidiary of the Company) for “Good Reason” (as defined herein), or (ii) the Company (or any parent or subsidiary of the Company) terminates the Executive’s employment for other than “Cause” (as defined herein), and the Executive signs and does not revoke a standard release of claims with the Company in a form substantially similar to that attached hereto as Exhibit A (the “Release”), then the Executive shall receive the following severance benefits from the Company:

(i) Severance Payment. The Executive shall receive a single lump-sum cash severance payment (less applicable withholding taxes) in an amount equal to twelve (12) months of Executive’s then current annual base salary.

(ii) Pro-Rated Annual Bonus. A single lump-sum cash payment equal to the Executive’s then target annual bonus, multiplied by a fraction, the numerator of which is the number of days in the Company’s fiscal year prior to and including the date of Executive’s termination of employment and the denominator of which is 365.

(iii) Acceleration of Vesting of Equity Compensation. One hundred percent (100%) of the Executive’s outstanding and unvested awards relating to the Company’s common stock (whether stock options, stock appreciation rights, shares of restricted stock, restricted stock units, performance shares or otherwise (collectively, the “Equity Awards”)) will become vested and will otherwise remain subject to the terms and conditions of the applicable Equity Award agreement.

(iv) Continued Executive Benefits. Subject to the Executive timely electing continuation coverage under Title X of the Consolidated Budget Reconciliation Act of 1985 (“COBRA”), the Executive shall receive one-hundred percent (100%) Company-paid group health, dental and vision coverage (the “Company-Paid Coverage”). If such coverage included the Executive’s dependents immediately prior to the Change of Control, such dependents shall also be covered at Company expense. Company-Paid Coverage shall continue until the earlier of (i) twelve (12) months from the date of termination, or (ii) the date upon which the Executive and his dependents become covered under another employer’s group health, dental and vision plans that provide Executive and his dependents with comparable benefits and levels of coverage.

(b) Voluntary Resignation; Termination for Cause; Death or Disability; Termination Outside of Change of Control Period; Notice. If the Executive’s employment with the Company terminates (i) voluntarily by the Executive other than for Good Reason (ii) for Cause by the Company, (iii) due to Executive’s death or Disability (as defined hereunder), or (iv) outside of the Change of Control Period, then the Executive shall not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing severance and benefits plans and practices or pursuant to other written agreements with the Company.

(c) Exclusive Remedy. The provisions of this Section 3 are intended to be and are the Executive’s exclusive rights to severance payments and benefits in the event of termination of service during the Change of Control Period and during the Change of Control Period shall supersede in their entirety the severance provisions in the Executive’s offer letter dated April 6, 2000, as supplemented and amended from time to time (the “Offer Letter”); provided, however that the Offer Letter severance provisions shall continue to govern Executive’s severance benefits outside of the Change of Control Period. The parties hereto agree that nothing herein is intended to result in duplication of severance or any other benefits.

(d) Code Section 409A.

(i) Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the regulations issued under Section 409A of the Code (the “Treasury Regulations”) shall not constitute Deferred Compensation Separation Benefits for purposes of Section 3(d)(ii) below, and consequently shall be paid to Executive promptly following termination as otherwise required by this Agreement.

(ii) Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A of the Code, and the final regulations and any guidance promulgated thereunder (“Section 409A”) at the time of Executive’s separation from service (as such term is defined in Section 409A), then the cash severance benefits payable to Executive under this Agreement along with any other severance payments or separation benefits that may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) that are otherwise due to Executive on or within the six (6) month period following Executive’s separation from service shall accrue during such six (6) month period and shall become payable in a lump sum payment on the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent payments, if any, shall be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following his separation from service but prior to the six (6) month anniversary of his date of separation from service, then any payments delayed in accordance with this Section shall be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits shall be payable in accordance with the payment schedule applicable to each payment or benefit.

(iii) Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) shall not constitute Deferred Compensation Separation Benefits for purposes of Section 3(d)(ii) above. For purposes of this Section 3(d), “Section 409A Limit” will mean the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Company’s taxable year preceding the Company’s taxable year of Executive’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1); or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

(iv) It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder shall be subject to the additional tax imposed under Section 409A, and any ambiguities herein shall be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition under Section 409A prior to actual payment to Executive.

(v) Notwithstanding any other provisions of this Agreement, Executive’s receipt of severance payments and benefits under this Agreement is conditioned upon Executive signing and not revoking the Release and subject to the Release becoming effective within sixty (60) days following Executive’s termination of employment (the “Release Period”). No severance will be paid or provided until the Release becomes effective. No severance will be paid or provided unless the Release becomes effective during the Release Period. Any severance payments to which Executive is entitled under this Agreement shall be paid by the Company to Executive in cash and in full arrears on the sixty-first (61st) day following Executive’s employment termination date or such later date as is required pursuant to Section 409A.

4. Golden Parachute Excise Tax Best Results. If any payment or benefit Executive would receive pursuant to this Agreement or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order: (A) cash payments shall be reduced first and in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; (B) accelerated vesting of stock awards shall be cancelled/reduced next and in the reverse order of the date of grant for such stock awards (i.e., the vesting of the most recently granted stock awards will be reduced first); and (C) employee benefits shall be reduced last and in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering such excise tax will be the first benefit to be reduced.

The Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder and perform the foregoing calculations. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within fifteen (15) calendar days after the date on which right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

5. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a) Cause. “Cause” shall mean (i) Executive’s commission of any act of fraud, embezzlement or dishonesty, (ii) Executive’s conviction of, or plea of nolo contendere to, a felony under the laws of the United States or any state thereof, (iii) Executive’s continued failure to perform lawfully assigned duties for 30 days after receiving written notification from the Chief Executive Officer, (iv) Executive’s unauthorized use or disclosure of confidential information or trade secrets of the Company, or (v) any other intentional misconduct by Executive that adversely affects the business of the Company in a material manner.

(b) Change of Control. “Change of Control” means the occurrence of any of the following, in one or a series of related transactions:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(ii) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(iii) The consummation of the sale, lease or other disposition by the Company of all or substantially all the Company’s assets.

(c) Disability. “Disability” means Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering Company employees.

(d) Good Reason. “Good Reason” means that Executive resigns his employment within 120 days after any of the following is undertaken by the Company (or its acquirer) without Executive’s express written consent: (i) a reduction in Executive’s title (other than having the same title at a division or subsidiary of the acquirer encompassing the Company’s business), (ii) a material reduction of Executive’s duties, authority or responsibilities (other than having similar duties, authority and responsibilities at a division or subsidiary of the acquirer encompassing the Company’s business); (ii) any material reduction of Executive’s base salary and potential bonus (other than a proportionate reduction in the Executive’s base salary that affects all senior management of the Company); or (iii) a material change in the geographic location at which Executive must perform services; provided that in no instance will the relocation of Executive to a facility or location of fifty (50) miles or less from the Executive’s then current office location be deemed material for purposes of this Agreement; provided, however, that Good Reason shall not exist unless Executive has provided written notice to the Board of Directors of the purported grounds for the Good Reason within 90 days of its initial existence and the Company has been provided at least 30 days to remedy the condition.

6. Successors.

(a) The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 6(a) or which becomes bound by the terms of this Agreement by operation of law.

(b) The Executive’s Successors. The terms of this Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

7. Notice.

(a) General. All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (a) five (5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid, (b) upon delivery, if delivered by hand, (c) one (1) business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid or (d) one (1) business day after the business day of facsimile transmission, if delivered by facsimile transmission with copy by first class mail, postage prepaid, and shall be addressed (i) if to Executive, at his or her last known residential address and (ii) if to the Company, at the address of its principal corporate offices (attention: Secretary), or in any such case at such other address as a party may designate by ten (10) days’ advance written notice to the other party pursuant to the provisions above.

(b) Notice of Termination. Any termination by the Company for Cause or by the Executive for Good Reason or as a result of a voluntary resignation shall be communicated by a notice of termination to the other party hereto given in accordance with Section 7(a) of this Agreement. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date (which shall be not more than thirty (30) days after the giving of such notice). The failure by the Executive to include in the notice any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of the Executive hereunder or preclude the Executive from asserting such fact or circumstance in enforcing his or her rights hereunder.

8. Miscellaneous Provisions.

(a) No Duty to Mitigate. The Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Executive may receive from any other source.

(b) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(d) Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied), of the parties with respect to the subject matter hereof, including the severance provisions of the Offer Letter.

(e) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

(f) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(g) Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(h) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Management Retention Agreement, in the case of the Company by its duly authorized officer, as of the last date signed below.

COMPANY	EHEALTH, INC.

	By:	/s/ Gary Lauer
	Title:	CEO

	Date:	January 14, 2010

EXECUTIVE	/s/ Bruce Telkamp

	Date:	Jan. 14, 2010

EXHIBIT A

EHEALTH, INC.

RELEASE OF CLAIMS

This Release of Claims (“Agreement”) is made by and between eHealth, Inc. (the “Company”), and Bruce A. Telkamp (“Executive”).

WHEREAS, Executive has agreed to enter into a release of claims in favor of the Company upon certain events specified in the Management Retention Agreement by and between Company and Executive (the “Change of Control Agreement”).

NOW THEREFORE, in consideration of the mutual promises made herein, the Parties hereby agree as follows:

1. Termination. Executive’s employment from the Company terminated on                     .

2. Confidential Information. Executive shall continue to maintain the confidentiality of all confidential and proprietary information of the Company and shall continue to comply with the terms and conditions of the Proprietary Information and Inventions Agreement between Executive and the Company. Executive shall return all the Company property and confidential and proprietary information in his possession to the Company on the Effective Date of this Agreement.

3. Payment of Salary. Executive acknowledges and represents that the Company has paid all salary, wages, bonuses, accrued vacation, commissions and any and all other benefits due to Executive.

4. Release of Claims. Except as set forth in the last paragraph of this Section 4, Executive agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company. Executive, on behalf of himself, and his respective heirs, family members, executors and assigns, hereby fully and forever releases the Company and its past, present and future officers, agents, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, parents, predecessor and successor corporations, and assigns, from, and agrees not to sue or otherwise institute or cause to be instituted any legal or administrative proceedings concerning any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that he may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement including, without limitation,

(a) any and all claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship;

(b) any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c) any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

(d) any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Executive Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, and Labor Code section 201, et seq. and section 970, et seq. and all amendments to each such Act as well as the regulations issued thereunder;

(e) any and all claims for violation of the federal, or any state, constitution;

(f) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

(g) any and all claims for attorneys’ fees and costs.

Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any severance obligations due Executive under the Change of Control Agreement. Nothing in this Agreement waives Executive’s rights to indemnification or any payments under any fiduciary insurance policy, if any, provided by any act or agreement of the Company, state or federal law or policy of insurance.

5. Acknowledgment of Waiver of Claims under ADEA. Executive acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Executive and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Executive acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that he has been advised by this writing that (a) he should consult with an attorney prior to executing this Agreement; (b) he has at least twenty-one (21) days within which to consider this Agreement; (c) he has seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; (d) this Agreement shall not be effective until the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law. Any revocation should be in writing and delivered to the Vice-President of Human Resources at the Company by close of business on the seventh day from the date that Executive signs this Agreement.

6. Civil Code Section 1542. Executive represents that he is not aware of any claims against the Company other than the claims that are released by this Agreement. Executive acknowledges that he has been advised by legal counsel and is familiar with the provisions of California Civil Code 1542, below, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Executive, being aware of said code section, agrees to expressly waive any rights he may have thereunder, as well as under any statute or common law principles of similar effect.

7. No Pending or Future Lawsuits. Executive represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any other person or entity referred to herein. Executive also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any other person or entity referred to herein.

8. Application for Employment. Executive understands and agrees that, as a condition of this Agreement, he shall not be entitled to any employment with the Company, its subsidiaries, or any successor, and he hereby waives any right, or alleged right, of employment or re-employment with the Company.

9. No Cooperation. Executive agrees that he will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company, unless under a subpoena or other court order to do so.

10. No Admission of Liability. No action taken by the Company, either previously or in connection with this Agreement shall be deemed or construed to be (a) an admission of the truth or falsity of any claims heretofore made or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to the Executive or to any third party.

11. Costs. The Parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Agreement.

12. Authority. Executive represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement.

13. No Representations. Executive represents that he has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

14. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

15. Entire Agreement. This Agreement, along with the Change of Control Agreement, the Employee Inventions and Proprietary Rights Assignment Agreement, and Executive’s written equity compensation agreements with the Company, represents the entire agreement and understanding between the Company and Executive concerning Executive’s separation from the Company.

16. No Oral Modification. This Agreement may only be amended in writing signed by Executive and the Chairman of the Compensation Committee of the Board of Directors of the Company.

17. Governing Law. This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the State of California.

18. Effective Date. This Agreement is effective eight (8) days after it has been signed by both Parties.

19. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

20. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:

(a) They have read this Agreement;

(b) They have had the opportunity of being represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c) They understand the terms and consequences of this Agreement and of the releases it contains;

(d) They are fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

eHealth, Inc.

Dated: , 20	By

Bruce A. Telkamp, an individual

Dated: , 20